UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Sarcos Technology and Robotics Corporation†

(Exact name of registrant as specified in its charter)

Delaware	001-39897	85-2838301
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

360 Wakara Way Salt Lake City, Utah	84108
(Address of principal executive offices)	(Zip Code)

888-927-7296

Registrant’s telephone number, including area code

Securities registered pursuant to Section 12(b) of the Act:

Title for each class to be so registered	Name of each exchange on which each class is to be registered

Common Stock, par value $0.0001 per share	The Nasdaq Stock Market LLC
Redeemable warrants, exercisable for shares of Common Stock at an exercise price of $11.50 per share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates: (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: N/A

†       Immediately prior to the completion of the offering to which this Registration Statement relates, we consummated a business combination and changed our name from Rotor Acquisition Corp. to Sarcos Technology and Robotics Corporation.

Explanatory Note

This Registration Statement on Form 8-A is being filed by Sarcos Technology and Robotics Corporation (the “Company”), formerly known as Rotor Acquisition Corp. (“Rotor”), with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the transfer of the listing of the Company’s Class A common stock, par value $0.0001 per share (“Company Common Stock”), and its warrants to purchase shares of Company Common Stock (the “Company Warrants”) from The New York Stock Exchange to The Nasdaq Stock Market LLC.

Item 1. Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the Company Common Stock and Company Warrants.

The description of the Company Common Stock and Company Warrants registered hereunder is set forth under the heading  “Description of Securities” in the definitive proxy statement, dated as of August 6, 2021 and filed with the SEC on August 6, 2021 and is incorporated herein by reference.

Item 2. Exhibits.

In accordance with the “Instructions as to Exhibits” with respect to Form 8-A, no exhibits are required to be filed as part of this registration statement because no other securities of the registrant are registered on The Nasdaq Stock Market LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: September 24, 2021

Sarcos Technology and Robotics Corporation

By:	/s/ Benjamin Wolff
Name:	Benjamin Wolff
Title:	Chief Executive Officer